Ex. 99.1

ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE July 23, 2025

ACME UNITED REPORTS RECORD NET INCOME FOR

SECOND QUARTER OF 2025

SHELTON, CT – July 23, 2025 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended June 30, 2025 were $54.0 million compared to $55.4 million in the second quarter of 2024, a decrease of 3%. Net sales for the six months ended June 30, 2025 were $100.0 million, compared to $100.4 million in the same period in 2024.

Net income was $4.8 million, or $1.16 per diluted share, for the quarter ended June 30, 2025, compared to $4.5 million, or $1.09 per diluted share, for the same period in 2024, an increase of 7% in net income and 6% in diluted earnings per share. Net income for the six months ended June 30, 2025 was $6.4 million, or $1.57 per diluted share, compared to $6.1 million, or $1.47 per diluted share, for the same period in 2024, an increase of 5% in net income and 7% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “Acme United has just completed the most profitable quarter in our history. There was extreme uncertainty with tariffs during the period, resulting in customer indecisiveness, but we were ready. We placed extra orders with our factories in late 2024 and had plenty of inventory on hand. When the tariffs were announced, many of our customers delayed or cancelled their orders and promotions because the costs of the imported products were greater than their selling prices. We supported our customer base with our extra inventory, worked with them by providing substitute items, and managed the supply chain as well as possible. It was challenging to say the least, but we are very pleased with the Company’s performance.”

Mr. Johnsen continued, “We have been actively diversifying Acme United’s supply base for many years. Our last 10 acquisitions have been manufacturers in the U.S. and

Ex. 99.1

Canada. Our sourcing team has an active presence in China, India, Malaysia, Thailand, Vietnam, and Egypt. We are currently shifting production within our supply base to provide the best total cost and service to our customers. We believe we are well positioned for the future despite continuing tariff uncertainty.”

Mr. Johnsen added, “We want to acknowledge the excellent work of our entire team as they navigate the difficult environment”.

For the three months ended June 30, 2025, net sales in the U.S. segment decreased 5% compared to the same period in 2024, mainly due to the cancellation of certain back-to-school customer orders as a result of exceptionally high tariffs in April and May. Additionally, there was a large initial order of new kitchen sharpeners to a major mass market retailer that took place in the second quarter of 2024. For the six months ended June 30, 2025, net sales in the U.S. segment decreased 2% compared to the same period in 2024.

European net sales for the three months ended June 30, 2025 decreased 3% in U.S. dollars and 6% in local currency compared to the same period of 2024, mainly due to certain customer shipments delayed until the third quarter. Net sales for the six months ended June 30, 2025 decreased 5% in U.S. dollars and 6% in local currency compared to the same period of 2024.

Net sales in Canada for the three months ended June 30, 2025 increased 28% in both U.S. dollars and local currency compared to the same period in 2024. Net sales for the six months ended June 30, 2025 increased 18% in U.S. dollars and 21% in local currency compared to the first half of 2024. The increase in sales for both periods was due to strong sales of first-aid products.

Gross margin was 41.0% in the three months ended June 30, 2025 versus 40.8% in the comparable period last year. Gross margin was 40.1% for the six-month period ended June 30, 2025 compared to 39.9% for the same period in 2024.

The Company’s bank debt less cash as of June 30, 2025 was $22.8 million compared to $33.1 million as of June 30, 2024. During the twelve-month period ended June 30, 2025,

Ex. 99.1

the Company distributed approximately $2.2 million in dividends on its common stock and generated approximately $12.0 million in free cash flow.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Wednesday, July 23, 2025, at 12:00 p.m. ET. To listen or participate in a question-and-answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13754188. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap and Elite First Aid. For more information, visit www.acmeunited.com.

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward Looking Statements

Ex. 99.1

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates by the United States or foreign governments; (iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency fluctuations; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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Ex. 99.1

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2025
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2025	June 30, 2024

Net sales	$53,996	$55,425
Cost of goods sold	31,847	32,798
Gross profit	22,149	22,627
Selling, general and administrative expenses	15,759	16,252
Operating income	6,390	6,375
Interest expense	430	578
Interest income	(29)	(39)
Net interest expense	401	539
Other income, net	(99)	(28)
Income before income tax expense	6,088	5,864
Income tax expense	1,336	1,412
Net income	$4,752	$4,452

Shares outstanding - basic	3,785	3,679
Shares outstanding - diluted	4,104	4,088

Earnings per share - basic	$1.26	$1.21
Earnings per share - diluted	1.16	1.09

Ex. 99.1

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2025
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2025	June 30, 2024

Net sales	$99,954	$100,382
Cost of goods sold	59,888	60,358
Gross profit	40,066	40,024
Selling, general and administrative expenses	31,250	31,090
Operating income	8,816	8,934
Interest expense	857	1,054
Interest income	(59)	(72)
Net interest expense	798	982
Other income, net	(188)	(72)
Income before income tax expense	8,206	8,024
Income tax expense	1,802	1,935
Net income	$6,404	$6,089

Shares outstanding - basic	3,772	3,664
Shares outstanding - diluted	4,070	4,134

Earnings per share - basic	$1.70	$1.66
Earnings per share - diluted	1.57	1.47

Ex. 99.1

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2025
(Unaudited)

Amounts in $000's
	June 30, 2025	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$3,641	$3,791
Accounts receivable, net	36,174	40,074
Inventories	57,309	56,621
Prepaid expenses and other current assets	4,217	5,662
Total current assets	101,341	106,148

Property, plant and equipment, net	32,901	30,569

Operating lease right of use asset	7,886	5,176
Intangible assets, less accumulated amortization	19,111	23,459
Goodwill	9,908	8,189
Total assets	$171,147	$173,541

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,181	$10,319
Operating lease liability - short term	1,492	1,589
Mortgage payable - short term	445	429
Other current liabilities	11,376	15,656
Total current liabilities	23,494	27,993

Long-term debt	16,352	26,419
Mortgage payable - long term	9,662	10,073
Operating lease liability - long term	6,436	3,684
Deferred income taxes	1,465	899
Other non-current liabilities	16	516
Total liabilities	57,425	69,584
Total stockholders' equity	113,722	103,957
Total liabilities and stockholders' equity	$171,147	$173,541